PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 45 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 1, 1996                                             November 5, 1996
                                                                Rule 424(b)(3)
                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                          Senior Floating Rate Notes


               The Medium-Term Notes, Series C (Senior Floating Rate Notes) described in this Pricing Supplement (the "Notes") will mature on the Maturity Date and will not be redeemable at the option of Morgan Stanley Group Inc. prior to the Maturity Date. The Notes are further described under "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, except that to the extent the terms described below are inconsistent with such description, the terms described below shall control.

Principal Amount:      $220,000,000

Maturity Date:          November 9, 1998; provided that if such day is not a
                        Business Day, the payment of principal and interest will be made on the next succeeding
                        Business Day, and no interest on such payment shall accrue for the period from and after the Maturity Date

Interest Accrual
  Date:                 November 8, 1996

Interest Payment
  Dates: Each February 8, May 8, August 8 and November 8, commencing February 8, 1997. If any such day (other than the Maturity Date) is not a Business Day, such Interest Payment Date will be the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the next preceding day that is a Business Day

Initial Interest Rate:  5.54%

Base Rate:              LIBOR

Index Maturity:         3 Months

Spread (Plus or Minus): Plus 0.04%

Minimum
  Denomination:         $1,000


Interest Payment
  Period:               Quarterly

Specified Currency:     U.S. Dollars

Issue Price:            99.773%

Settlement Date
  (Original Issue
  Date):                November 8, 1996

Initial Interest Reset
  Date: February 8, 1997, or if such day is not a Business Day, the next succeeding Business Day, except that if such Business Day is in the next succeeding calendar month, such Initial Interest Reset Date shall be the next preceding day that is a Business Day

Interest Reset Dates:   Same as Interest
                        Payment Dates

Interest Reset Period:  Quarterly

Interest Determination
  Dates:                Two London Banking Days prior to each
                        Interest Reset Date

Reporting Service:      Telerate (Page 3750)

Book Entry Note or
  Certificated Note:    Book Entry Note

Senior Note or
  Subordinated Note:    Senior Note

Calculation Agent:      The Chase
                        Manhattan Bank

CUSIP:            61745EHW4

 Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                             MORGAN STANLEY & CO.
                                   Incorporated